Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Except as otherwise indicated in the information included in this Exhibit 99.3, or as the context may otherwise require, references to (i) the terms “we,” “us,” “G-III,” and “our” refer to G-III Apparel Group, Ltd. and its subsidiaries; (ii) the term “DKI” refers to Donna Karan International Inc. and its subsidiaries (iii) the term “Acquisition” refers to our acquisition of all of the stock of DKI and its subsidiaries.

On December 1, 2016, G-III acquired all of the outstanding capital stock of DKI from LVMH Moet Hennessy Louis Vuitton Inc. (“LVMH”) for a total purchase price of approximately $650 million, subject to certain adjustments. The stock purchase agreement provided for the purchase price to be paid by the Company with a combination of (i) cash, (ii) $75 million of newly issued shares of G-III common stock, par value $0.01 per share, equivalent to approximately 2.6 million shares, to the seller and (iii) a junior lien secured promissory note in favor of LVMH in the principal amount of $125 million. The Company paid the cash portion of the purchase price from the proceeds of $350.0 million of borrowings under a senior secured term loan facility (“the term loan”) and the balance from borrowings under a $650.0 million senior secured asset-based revolving credit facility (“the revolving credit facility”).

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and DKI’s historical consolidated financial statements as adjusted to give effect to the December 1, 2016 acquisition of DKI. The unaudited pro forma condensed combined balance sheet as of October 31, 2016 has been derived from G-III’s unaudited consolidated balance sheet as of October 31, 2016 and DKI’s unaudited consolidated balance sheet as of September 30, 2016, as adjusted to give effect to the Acquisition as if it occurred on October 31, 2016. The unaudited pro forma condensed combined statement of operations for the nine months ended October 31, 2016 has been derived from G-III’s unaudited statement of income for the nine months ended October 31, 2016 and DKI’s unaudited statement of operations for the nine months ended September 30, 2016, and gives effect to the consummation of the Acquisition as if it had occurred on February 1, 2016. The unaudited pro forma condensed combined statement of operations for the fiscal year ended January 31, 2016 has been derived from G-III’s audited consolidated statement of income for its fiscal year ended January 31, 2016 and DKI’s audited consolidated statement of operations for the year ended December 31, 2015 and gives effect to the consummation of the Acquisition as if it had occurred on February 1, 2015.

The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that we would have achieved had the Acquisition reflected therein been consummated on the date indicated or that we will achieve in the future. The unaudited pro forma condensed combined financial data is based on preliminary estimates and assumptions set forth in the accompanying notes. Pro forma adjustments related to the balance sheet are necessary (i) to reflectthe estimated purchase price, (ii) to adjust amounts related to the assets and liabilities of DKI to a preliminary estimate of their fair values and (iii) to eliminate DKI intercompany balances. Pro forma adjustments related to the statement of operations are also necessary (i) to reflect the changes in depreciation and amortization expense resulting from fair value adjustments to intangible assets, (ii) to reflect interest expense due to incremental borrowings to fund the Acquisition, (iii) to reflect the taxation of G-III’s and DKI’s combined income as a result of the Acquisition as well as the tax effects related to such pro forma adjustments, (iv) to adjust for accounting policy changes to conform to G-III’s presentation and (v) to reflect shares issued in conjunction with the Acquisition.

The pro forma adjustments and allocation of purchase price are preliminary and are based on our estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual assets and liabilities of DKI that exist as of the date of the completion of the Acquisition. Any final adjustments may materially change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a significant change to the unaudited pro forma condensed combined financial data.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of October 31, 2016

(in thousands)

					G-III
	Historical G-III	Historical DKI	Pro Forma Adjustments		Pro Forma Condensed Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	44,996	1,602	-		46,598
Receivables, net of allowances	537,073	8,707	-		545,780
Inventories, net	490,555	31,730	-		522,285
Deferred income taxes	17,571	-	-		17,571
Prepaid expenses and other current assets	16,326	7,176	12,002	(g)	35,504
Total current assets	1,106,521	49,215	12,002		1,167,738

INVESTMENT IN JOINT VENTURE	61,456	-	-		61,456
PROPERTY, PLANT AND EQUIPMENT, NET	101,579	20,909	-		122,488
OTHER ASSETS	25,244	1,184	-		26,428
OTHER INTANGIBLES, NET	9,910	-	15,000	(b)	24,910
TRADEMARKS, NET	68,637	363,965	122,035	(b)	554,637
GOODWILL	50,094	-	162,157	(b)	212,251
TOTAL ASSETS	1,423,441	435,273	311,194		2,169,908
LIABILITIES AND OWNERS’ EQUITY
Current liabilities
Notes payable	91,334	-	254,395	(e)	345,729
Accounts payable	181,653	39,880	5,169	(d)	226,702
Income tax payable	25,184	48	-		25,232
Due to related party	-	112,085	(112,085	)(c)	-
Accrued expenses	103,844	18,285	-		122,129
Total current liabilities	402,015	170,298	147,479		719,792
NOTES PAYABLE, NET	-	-	410,128	(e)(f)(g)	410,128
DEFERRED INCOME TAXES	21,575	125,287	(125,287	)(k)	21,575
OTHER NON-CURRENT LIABILITIES	29,949	25,618	-		55,567
TOTAL LIABILITIES	453,539	321,203	432,320		1,207,062
STOCKHOLDERS' EQUITY
TOTAL OWNERS’ EQUITY	969,902	114,070	75,000	(a)	1,158,972
			(187,957	)(j)	(187,957)
			(8,169	)(d)	(8,169)
TOTAL STOCKHOLDERS' EQUITY
TOTAL LIABILITIES AND OWNER'S EQUITY
Total Stockholders' Equity	969,902	114,070	(121,126)		962,846
Total Liabilities and Owner's equity	1,423,441	435,273	311,194		2,169,908

See accompanying notes to the unaudited pro forma condensed combined balance sheet.

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Unaudited Pro Forma Condensed Combined Statement of Operations

Nine months ended October 31, 2016

(in thousands, except per share amounts)

					G-III
	Historical G-III	Historical DKI	Pro Forma Adjustments		Pro Forma Condensed Combined

Net sales	1,783,145	191,643	612	(i)	1,975,400
Cost of goods sold	1,140,381	118,076	-		1,258,457
Gross profit	642,764	73,567	612		716,943
Selling, general and administrative expenses	504,547	112,771	(2,388	)(d)(i)	614,930
Restructuring charge	-	12,739	-		12,739
Depreciation and amortization	22,898	6,253	750	(b)	29,901
Operating profit	115,319	(58,196)	2,250		59,373
Equity in Earnings of Unconsolidated Businesses	820	-	-		820
Other Income	-	(74)	-		(74)
Foreign Currency gain (loss)	-	3,966	-		3,966
Interest and financing charges, net	3,999	919	24,011	(e)(f)(g)	28,929
Income before incomes taxes	110,500	(63,007)	(21,761)		25,732
Income tax expense	38,458	1,249	(30,186	)(h)	9,521
NET INCOME	72,042	(64,256)	8,425		16,211

NET INCOME PER SHARE :
Net income per common share – basic	$1.58				$0.34

Historical weighted average number of shares outstanding	45,713		2,609	(a)	48,322

Net income per common share – diluted	1.53				0.33

Historical weighted average number of shares outstanding	46,947		2,609	(a)	49,556

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended January 31, 2016

(in thousands, except per share amounts)

					G-III
	Historical G-III	Historical DKI	Pro Forma Adjustments		Pro Forma Condensed Combined

Net sales	2,344,142	494,416	2,183	(i)	2,840,741
Cost of goods sold	1,505,504	312,666	-		1,818,170
Gross profit	838,638	181,750	2,183		1,022,571
Selling, general and administrative expenses	628,762	188,823	2,183	(i)	819,768
Restructuring charge	-	40,207	-		40,207
Depreciation and amortization	25,392	13,731	1,000	(b)	40,123
Operating profit	184,484	(61,011)	(1,000)		122,473
Equity in Earnings of Unconsolidated Businesses	(272)	-	-		(272)
Other Income	(1,068)	(35)	-		(1,103)
Foreign Currency gain (loss)	-	1,766	-		1,766
Interest and financing charges, net	6,691	955	33,473	(e)(f)(g)	41,119
Income before incomes taxes	179,133	(63,697)	(34,473)		80,963
Income tax expense	64,800	11,152	(45,996	)(h)	29,956
NET INCOME	114,333	(74,849)	11,523		51,007

NET INCOME PER SHARE :
Net income per common share – basic	$2.52				$1.06

Historical weighted average number of shares outstanding	45,328		2,609	(a)	47,937

Net income per common share – diluted	2.46				1.04

Historical weighted average number of shares outstanding	46,512		2,609	(a)	49,121

See accompanying notes to the unaudited pro forma condensed combined statement of operations.

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Notes to the unaudited pro forma condensed combined financial statements

Note 1 – Basis of presentation

The unaudited pro forma condensed combined balance sheet as of October 31, 2016, and the unaudited pro forma condensed combined statements of operations for the year ended January 31, 2016 and the nine months ended October 31, 2016 are based on the historical financial statements of G-III Apparel Group, Ltd. (“G-III” or “the Company”) and Donna Karan International Inc. and subsidiaries (“DKI”) after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. G-III’s underlying financial information has been derived from the audited consolidated financial statements of G-III contained in G-III’s Annual Report on Form 10-K for the year ended January 31, 2016 and from the unaudited consolidated financial statements of G-III contained in G-III’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2016. DKI’s underlying financial information has been derived from the audited consolidated financial statements of DKI provided by the seller for the year ended December 31, 2015 and from the unaudited consolidated financial statements of DKI provided by the seller for the nine months ended September 30, 2016

The following unaudited pro forma combined statements of operations for the year ended January 31, 2016 and nine months ended October 31, 2016 give effect to these events as if the DKI acquisition had occurred on February 1, 2015 and February 1, 2016, respectively. The following unaudited pro forma combined balance sheet gives effect to these events as if the DKI acquisition had occurred on October 31, 2016.

The Acquisition has been treated as an acquisition of a business, with G-III as the acquirer and DKI as the acquiree. The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, G-III has estimated the fair value of DKI’s assets acquired and liabilities assumed and conformed DKI’s accounting policies to its own accounting policies.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations exclude non-recurring items, which are directly related to the Acquisition.

The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings and other synergies from the Acquisition as a result of cost-savings initiatives planned subsequent to the completion of the Acquisition. Although management believes such cost savings will be realized following the Acquisition, there can be no assurance that these cost savings will be achieved.

This unaudited pro forma condensed combined financial data is not intended to reflect the financial position and results of operations which would have actually resulted had the Acquisition been effected on the dates indicated. Further, the unaudited pro forma condensed combined statements of operations and balance sheet are not necessarily indicative of the results of operations that may be achieved in the future or what may be reflected in any future balance sheet. No account has been taken of the impact of transactions that have occurred or might occur subsequent to the dates referred to above.

Note 2 – Financing Transaction

The initial total purchase price of $650 million consisted of a combination of (i) cash, (ii) 2,608,877 newly issued shares of common stock valued at $75 million and (iii) the note issued to LVMH in the principal amount of $125 million. The cash portion of the purchase price was paid from the proceeds of the term loan facility and the revolving credit facility. The initial purchase price has been revised to include adjustments in accordance with the stock purchase agreement. The total consideration paid for the Acquisition is as follows (in thousands):

Initial Purchase Price	$650,000
plus: consideration for 338(h)(10) Tax election	33,000
plus: adjustments to initial purchase price	34,053
Total consideration	$717,053

The initial purchase price is subject to ongoing working capital adjustments.

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Note 3 – Preliminary purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of DKI’s assets to be acquired and liabilities assumed. The following table summarizes the preliminary allocation of the purchase price for DKI to the acquired identifiable assets, assumed liabilities and pro forma goodwill (in thousands):

Total purchase price	$717,053

Net assets acquired	53,896
Intangibles	501,000
Total Net Assets	554,896
Total pro forma goodwill	$162,157

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined balance sheet and pro forma condensed combined statements of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (i) changes in allocations to intangible assets such as trade names and other intangibles as well as goodwill and (ii) other changes to assets and liabilities.

Note 4 - Pro Forma Adjustments

(a)	Common stock issued to the seller

Represents 2.6 million shares issued to the seller with a value of $75.0 million.

(b)	Goodwill, intangible assets and amortization expense

Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including the trade name and other intangible assets. The valuation of the identifiable intangible assets acquired was based on management's preliminary estimates, currently available information and reasonable and supportable assumptions. The following table summarizes the estimated fair values of DKI’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization (in thousands)

Indefinite-lived intangibles

Trademarks	$486,000
Goodwill	162,157
Total indefinite-lived intangible assets	$648,157

Finite-lived intangibles

Other intangibles	$15,000
Useful life (years)	15
Yearly amortization	1,000
Nine months amortization	$750

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These preliminary estimates of fair value and estimated useful lives will likely differ from the final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill.

(c)	Former parent intercompany eliminations

Represents the elimination of DKI’s intercompany balances due to its former parent.

(d)	Transaction costs

Represents non-recurring costs not reflected in the historical income statements that are directly attributable to the transaction. The amount of transaction costs is $8.2 million and is recorded as a pro forma adjustment to retained earnings. This amount reflects the payment of estimated costs to be incurred based on the information available, as of the date of this filing. The final Acquisition transaction costs may differ from the amounts included in the pro forma adjustment.

As of October 31, 2016, G-III recorded $3.0 million in transaction cost expense and will be reversed in the 9 months period ended October 31, 2016 pro forma condensed combined statement of operation to reflect the fact that, on a pro forma basis, these costs were incurred prior to Acquisition. The accounts payable balance is adjusted by $5.2 million to record pro forma transaction costs incurred for the year ended January 31, 2017.

(e)	Debt and interest expense

Represents the outstanding balance of the term loan, net of unamortized issuance costs, and the balance of the revolving credit facility as of the balance sheet date. The issuance costs related to the revolving credit facility are presented as a deferred asset in accordance with ASC 835-30-S45-1.

Term loan

Interest on the outstanding principal amount of the term loan accrues at a rate equal to LIBOR plus an applicable margin of 5.25% (with a 1% floor applicable on LIBOR) or an alternate base rate. For purposes of this unaudited pro forma condensed combined financial data, we used an assumed interest rate of 6.25% to reflect pro forma interest expense for the term loan, which corresponds to the current interest calculated on the acquisition date. The loan has a term of 6 years. The Company prepaid $50.0 million of the original principal amount of $350.0 million at the initiation of the term loan, as such the interest on the term loan is calculated on the outstanding balance of $300 million.

	9 month ended October 31, 2016	12 months ended January 31, 2016
	(in thousands)
Outstanding balance	300,000	300,000
Interest rate	6.25%	6.25%
Interest Expense	14,063	18,750

The interest rates used for purposes of preparing the unaudited pro forma combined condensed consolidated financial information may be considerably different than the actual rates in place over the life of the term loan facilities based on a number of factors, including market conditions. A 0.125% change in the interest rates applied to the term loan for purposes of this unaudited pro forma condensed combined financial data would change the estimated annual interest expense by approximately $375,000.

Revolving credit facility

Amounts available under the revolving credit facility are subject to borrowing base formulas and over advances as specified in the revolving credit facility agreement. Borrowings bear interest, at the Company’s option, at LIBOR plus a margin of 1.25% to 1.75% or an alternate base rate (defined as the greatest of (i) the “prime rate” of JPMorgan Chase Bank, N.A. from time to time, (ii) the federal funds rate plus 0.5% and (iii) the LIBOR rate for a borrowing with an interest period of one month) plus a margin of 0.25% to 0.75%, with the applicable margin determined based on the Company’s availability under the revolving credit facility agreement. For purposes of this unaudited pro forma condensed combined financial data, an assumed total weighted average interest rate of approximately 2.61% was used to reflect pro forma interest expense for the revolving credit facility, which represents the current interest calculated on the acquisition date.

Interest expense related to G-III’s revolving credit facility retired on the date of acquisition has been excluded from the pro forma condensed combined statements of operations.

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	9 months ended October 31, 2016	12 months ended January 31, 2016
	(in thousands)
Outstanding balance	$218,948	$218,948

Interest expense	4,985	6,646
Minus: interest expense incurred on the amended revolving credit facility.	(571)	(935)

(f)	Note issued to LVMH and interest expense

Represents interest recorded in connection with the note issued to the seller in the principal amount of $125.0 million as part of the consideration. The note bears interest at a rate of 2.0% per annum, payable quarterly.

	9 months ended October 31, 2016	12 month ended January 31, 2016
	(in thousands)
Outstanding amount	$125,000	$125,000
Interest rate	2.00%	2.00%
Interest expense	1,875	2,500

(g)	Debt issuance costs and amortization

Represents the capitalized costs related to the issuance of the term loan and the revolving credit facility. The term loan related issuance costs amounted to $17.2 million and are amortized using the effective rate interest over the life of the loan (6 years). The revolving credit facility related issuance costs amounted to $12.0 million and are amortized over the term of the loan agreement (5 years).

	Period ended October 31, 2016	Period ended, January 31, 2016
	(in thousands)
Term loan capitalized issuance cost, gross	14,872	14,872
Amortization expense	1,859	4,777

Revolving credit facility capitalized issuance costs, gross	12,002	12,002
Amortization expense	1,800	2,400

(h)	Income tax rate adjustment to record income taxes at G-III’s effective income tax rate of 37.0%

(i)	Cooperative advertising reclassification

Represents the reclassification of Donna Karan’s cooperative advertising expense from net sales to selling, general and administrative expenses in order to conform G-III’s accounting for this type of expense.

(j)	Total stockholders' equity

Represents the elimination of DKI equity from the purchase accounting adjustments.

(k)	Elimination of deferred income tax balance

Represents elimination of the deferred income tax balance as this deferred tax has been excluded from the liabilities assumed by G-III upon Acquisition.

(l)	Former parent intercompany eliminations

Represents the elimination of DKI’s intercompany balances due to its former parent.

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